Exhibit 99.3
ALLIANCE LAUNDRY HOLDINGS INC.
2025 EMPLOYEE STOCK PURCHASE PLAN
Approved by the Board of Directors on September 25, 2025
Approved by Stockholders on September 25, 2025
Effective on September 25, 2025
1.    Purpose. The Plan consists of two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component will be construed in a manner consistent with Section 423 of the Code. The Non-423 Component will be subject to rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities law or other objectives for the Company and Eligible Employees. Except as otherwise provided herein or as determined by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.    Definitions. As used herein, the following definitions will apply:
(a)    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case, as determined by the Administrator.
(c)    “Applicable Exchange” means The New York Stock Exchange or any other national stock exchange or quotation system on which the shares of Common Stock may be listed or quoted.
(d)    “Applicable Laws” means legal requirements relating to the Plan under U.S. federal and state corporate law, U.S. federal and state securities law, the Code, the Applicable Exchange and the applicable securities, exchange control, tax and other laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Change of Control” means the occurrence of any of the following events:
(i)    during any period of 24 consecutive calendar months, individuals who were Directors on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director subsequent to the first day of such period whose appointment, election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of, or in connection with, (A) an actual or threatened proxy contest with respect to the election or removal of Directors, (B) an actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board or (C) agreement with any Person or Persons (whether or not acting in concert) to avoid or settle any such contest or solicitation;
(ii)    the consummation of (A) a merger, consolidation, statutory share exchange or similar form of transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (a “Reorganization”) or (B) the sale or other similar disposition of all or substantially all the assets of the Company to any Person or Persons (other than (1) any disposition to an Affiliate or (2) any dividend or distribution of assets (including the stock of any Affiliate) to the stockholders of the Company) (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under Applicable Laws (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same relative proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any trustee or other fiduciary holding securities under an employee benefit plan sponsored or maintained by the Continuing Company, any entity controlled, directly or indirectly, by the Continuing Company or BDT Capital Partners, LLC) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or
(iv)    any Person, corporation or other entity (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) BDT Capital Partners, LLC) becomes the beneficial owner (as used in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: any acquisition (w) directly from the Company, (x) by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above.
(g)    “Code” means the Internal Revenue Code of 1986.
(h)    “Committee” means a committee of the Board appointed in accordance with Section 14.
(i)    “Common Stock” means the Company’s common stock, par value $0.01 per share.
(j)    “Company” means Alliance Laundry Holdings Inc., a corporation organized under the laws of Delaware, together with any successor thereto.
(k)     “Compensation” means the regular earnings or base salary, annual bonuses, and commissions (including any commission bonus) paid to the Eligible Employee by the Company or a Designated Company, as applicable, as compensation for services to the Company or a Designated Company, as applicable, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, salaried production schedule premiums, holiday pay, vacation pay, paid time off (PTO) (including any PTO payouts), sick pay, jury duty pay, funeral leave pay, other employer-paid leave pay (including parental leave pay, bereavement leave pay, and bone marrow and organ donor leave pay), volunteer time off and military pay, but excluding (i) education or tuition reimbursements, (ii) imputed income arising under any group insurance or benefit program, (iii) travel expenses, (iv) business and moving reimbursements, including tax gross ups and taxable mileage allowance, (v) income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards, (vi) all contributions made by the Company or any Designated Company for the Eligible Employee’s benefit under any employee benefit plan now or hereafter established (such as employer-paid 401(k) plan contributions), (vii) all stipends (such as health and wellness stipend, internet stipend, and home office setup stipend), (viii) all payments by the state or other regulatory agencies, (ix) severance pay, and (x) all other cash bonuses not mentioned above (such as referral bonuses, peer bonuses, and sign-on bonuses). Compensation will be calculated before deduction of any income or employment tax withholdings. Compensation will include the net impact of any current-period payments/deductions to correct for prior-period payroll errors (unless the Administrator, in its sole discretion, elects to give such corrections retroactive effect for purposes of this Plan). The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the Section 423 Component will apply on a uniform and nondiscriminatory basis. Further, the Administrator will have discretion to determine the application of this definition to Eligible Employees outside the United States.
(l)    “Contributions” means the payroll deductions and other additional payments that the Company may permit a Participant to make to fund the exercise of options granted pursuant to the Plan.
(m)    “Designated Company” means each Affiliate, other than any Affiliate designated by the Administrator from time to time in its sole discretion as not eligible to participate in the Plan. For purposes of the 423 Component, only the Company, its Subsidiaries, and any Parent of the Company may be Designated Companies. The Administrator may assign each Designated Company to participate in the 423 Component or the Non-423 Component but not both. An Affiliate that is disregarded for U.S. federal income tax purposes in respect of a Designated Company participating in the 423 Component will automatically be a Designated Company participating in the 423 Component. An Affiliate that is disregarded for U.S. federal income tax purposes in respect of a Designated Company participating in the Non-423 Component may be excluded from participating in the Plan by the Administrator or may be assigned by the Administrator to an Offering within the Non-423 Component that is separate from the Offering to which the Administrator assigns the Designated Company with respect to which it is disregarded.
(n)    “Director” means any non-employee member of the Board, but solely in his or her capacity as such a member of the Board.
(o)     “Eligible Employee” means any individual who is an employee providing services to the Company or a Designated Company. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence that the Employer approves or is otherwise legally protected under Applicable Laws. Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by Applicable Laws or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave or such other period specified under the Treasury Regulations. The Administrator may, in its discretion, from time to time prior to an Offering Start Date for all options to be granted on such Offering Start Date relating to an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Section 1.423-2 of the

Treasury Regulations) that the definition of Eligible Employee will or will not include an individual if he or she (i) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion) or (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code; provided, however, that the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with Section 1.423-2(e) of the Treasury Regulations. Notwithstanding the foregoing, (i) for purposes of any Offering under the 423 Component, the Administrator may determine that the definition of Eligible Employee will not include employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) if (A) the grant of an option under the Plan or such Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Plan or such Offering to violate the requirements of Section 423; and (ii) for purposes of any Offering under the Non-423 Component, the Administrator may alter the definition of Eligible Employee in its discretion, provided that anyone included in the definition must be a Person to whom the issuance of Common Stock may be registered on Form S-8 under the U.S. Securities Act of 1933.
(p)    “Employer” means the employer of the applicable Eligible Employee(s).
(q)    “Exchange Act” means the Securities Exchange Act of 1934.
(r)    “Fair Market Value” means, as of any relevant date, the value of a share of Common Stock determined as follows: (i) the closing per-share sales price of the Common Stock as reported by the Applicable Exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Common Stock or (ii) in the event there shall be no public market for the Common Stock on such date, the fair market value of the Common Stock as determined in good faith by the Committee.
(s)    “New Purchase Date” means a new Purchase Date if the Administrator shortens any Offering Period then in progress.
(t)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 5. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Section 1.423-2(a)(1) of the Treasury Regulations, the terms of each Offering need not be identical; provided, however, that the terms of the Plan and an Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of the Treasury Regulations.

(u)    “Offering Periods” means each period during which an option granted pursuant to the Plan is outstanding. The duration and timing of Offering Periods may be changed pursuant to Sections 5 and 20.
(v)    “Offering Start Date” means the first day of an Offering Period.
(w)    “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(x)    “Participant” means an Eligible Employee who participates in the Plan.
(y)    “Person” means a “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act.
(z)    “Plan” means this Alliance Laundry Holdings Inc. Employee Stock Purchase Plan, as may be amended from time to time.
(aa)    “Purchase Date” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 20(a), the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Purchase Date that otherwise would have occurred on the last Trading Day of such Purchase Period.
(bb)    “Purchase Period” means the periods during an Offering Period during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan.
(cc)    “Purchase Price” means, with respect to an Offering Period, an amount equal to 85% of the Fair Market Value on the Offering Start Date or on the Purchase Date, whichever is lower; provided, however, that a higher Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Section 423 of the Code or any other Applicable Laws or pursuant to Section 20.
(dd)    “Section 409A” means Section 409A of the Code or any state law equivalent.
(ee)    “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ff)    “Trading Day” means a day on which the Applicable Exchange is open for trading.
(gg)    “Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code.

3.    Share Limitations; Certain Provisions Relating to Common Stock. (a)  Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of Common Stock that will be made available for sale under the Plan shall be (i) 2,959,347 shares of Common Stock plus (ii) an annual amount on each January 1 that occurs following the Effective Date and prior to the tenth anniversary of the Effective Date equal to the lesser of (x) 0.5% of the number of outstanding shares of Common Stock as of the last day of the immediately preceding calendar year and (y) such number of shares of Common Stock determined by the Administrator; provided, however, that in no event shall more than 20,715,430 shares of Common Stock be issued under the Plan.
(b)    If any option granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such option will remain available for issuance under the Plan.
(c)    Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares of Common Stock, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares of Common Stock.
4.    Eligibility. (a)  Generally. Any Eligible Employee on a given Offering Start Date for an Offering Period will be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 6.
(b)    Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted an option under the 423 Component of the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any Parent or Subsidiary or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary accrues at a rate that exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code.
(c)    Equal Rights and Privileges. Notwithstanding any provisions of the Plan to the contrary, each Eligible Employee granted an option under the 423 Component of the Plan shall have the same rights and privileges with respect to such option to the extent required under Section 423(b)(5) of the Code and Section 1.423-2(f) of the Treasury Regulations.
5.    Offering Periods. (a)  The Plan will be implemented by one or more Offering Periods. Offerings may be consecutive or overlapping as determined by the Administrator. The duration and timing of Offering Periods may be changed pursuant to this Section 5 and Section 20. The Administrator will have the power to establish the duration of the first Offering

Period and change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings. No Offering Period may be more than 27 months in duration.
(b)    Prior to the Offering Start Date of an Offering Period, the Administrator will establish the maximum number of shares of Common Stock that an Eligible Employee will be permitted to purchase during each Purchase Period during such Offering Period.
6.    Participation. An Eligible Employee may participate in the Plan pursuant to Section 4 by (a) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to (i) the applicable Offering Start Date as determined by the Administrator, in its sole discretion, or (ii) with respect to the first Offering Period, no later than 30 days following the Offering Start Date.
7.    Contributions. (a)  At the time a Participant enrolls in the Plan pursuant to Section 6, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each eligible pay day during the Offering Period equal to a whole percentage (and subject to any limit as may be set by the Administrator from time to time not to exceed limits required under Applicable Laws) of the Compensation that he or she receives on the pay day. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement or otherwise made available by the Administrator prior to each Purchase Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 11.
(b)    In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first eligible pay day following the Offering Start Date and will end on the last eligible pay day on or prior to the last Purchase Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11; provided, however, that for the first Offering Period, payroll deductions will not commence until such date determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, for administrative convenience, the Administrator (by announcement prior to the first affected Offering Period) may determine that contributions with respect to an eligible pay day occurring on a Purchase Date (or during a period of up to five business days prior to a Purchase Date) shall be applied instead to the subsequent Purchase Period or Offering Period.
(c)    All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
(d)    A Participant may discontinue his or her participation in the Plan as provided under Section 11. Unless otherwise determined by the Administrator, during a

Purchase Period, a Participant may not increase or decrease the rate of his or her Contributions. The Administrator may, in its sole discretion, provide for, or amend the nature and/or number of, Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period and may establish other conditions, limitations or procedures as it deems appropriate for Plan administration.
(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4(c), a Participant’s Contributions may be decreased by the Administrator to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 4(c), Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.
(f)    Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted (or the remittance of payroll deductions by a Designated Company to the Company is not feasible) under Applicable Laws, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) the Participants are participating in the Non-423 Component.
(g)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to satisfy applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or utilize any other method of withholding the Company deems appropriate (such as requiring a market sale of shares received under the Plan).
8.    Grant of Option. On the Offering Start Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Purchase Date and retained in the Eligible Employee’s account as of the Purchase Date by the applicable Purchase Price; provided, however, that such purchase will be subject to the limitations set forth in Sections 3, 4(c), 5(b), 6 and 7(a). The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 6. Exercise of the option will occur as provided in

Section 9, unless the Participant has withdrawn pursuant to Section 11. The option will expire on the last day of the Offering Period.
9.    Exercise of Option. (a)  Unless a Participant withdraws from the Plan as provided in Section 11, his or her option for the purchase of shares of Common Stock will be exercised automatically on each Purchase Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased, unless otherwise determined by the Administrator. Any Contributions accumulated in a Participant’s account at the end of an Offering Period, which are not sufficient to purchase a full share will either, as the Administrator shall determine, (i) be refunded to the Participant promptly following the end of such Offering Period, or (ii) be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)    If the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed the number of shares of Common Stock that were available for sale under the Plan on such Purchase Date, the Administrator may, in its sole discretion, provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Purchase Date in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Purchase Date, and either (i) continue all Offering Periods then in effect or (ii) terminate any or all Offering Periods then in effect pursuant to Section 20.
10.    Delivery. As soon as reasonably practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant (or, if required by Applicable Laws, to the Participant and his or her spouse) of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 10.
11.    Withdrawal. (a)  A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose or (ii) following an electronic or other withdrawal procedure determined by the

Administrator. Notwithstanding the foregoing, the Administrator may establish a reasonable deadline (such as two weeks prior to the Purchase Date) by which time withdrawals must be submitted in order for the Participant to avoid automatic exercise of his or her option on the Purchase Date (unless the Administrator in its sole discretion elects to process the withdrawal more quickly or as may be required by Applicable Laws). All of the Participant’s Contributions credited to his or her account and not applied to the purchase of shares of Common Stock will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 6.
(b)    A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Purchase Period from which the Participant withdraws.
12.    Termination and Transfer of Employment. (a)  Upon a Participant’s ceasing to be an Eligible Employee, for any reason (including by reason of the Participant’s Employer ceasing to be a Designated Company or by reason of Participant's transfer of employment to an Affiliate that is not a Designated Company), he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated.
(b)    Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; provided, however, that if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the option will remain non-qualified under the Non-423 Component. The Administrator may establish additional or different rules governing employment transfers.
13.    Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component.
14.    Administration. (a)  The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. Nothing in such appointment shall preclude the Board from itself taking any administrative action set forth herein, except where such action is required by Applicable Laws to be taken by a Committee. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate administrative duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate eligible Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such rules, procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which rules, procedures, sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3(a), but unless otherwise superseded by the terms of such rules, procedures, sub-plans and appendices, the provisions of this Plan will govern the operation of such rules, procedures, sub-plans or appendices). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions and, further, including making any adjustments to correctly reflect a Participant’s elected percentage of payroll deductions or other payments), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, with respect to the 423 Component, to the extent permitted by Section 1.423-2(f) of the Treasury Regulations, the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
(b)    The Administrator may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to (i) the Chief Executive Officer of the Company who also serves as a member of the Board or (ii) one or more senior officers of the Company, in each case, any or all of its authority under the Plan and all necessary and appropriate decisions and determinations with respect thereto.
15.    Designation of Beneficiary. (a)  If permitted by the Administrator and subject to Applicable Laws, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b), the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by Section 1.423-2(f) of the Treasury Regulations.
16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11.
17.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
18.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
19.    Adjustments, Dissolution, Liquidation, or Change of Control. (a)  Adjustments. In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Common Stock or other securities of the Company or other change in the corporate structure of the Company affecting the Common Stock, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it shall deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 3, established pursuant to Sections 5(b) and 8.
(b)    Dissolution or Liquidation. In the event a proposed dissolution or liquidation, Change of Control or other similar transaction of the Company receives all requisite approvals under Applicable Laws, any Offering Period then in progress will be shortened by setting a New Purchase Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, Change of Control or other similar transaction, as applicable, unless provided otherwise by the Administrator. The New Purchase Date will be before the date of the Company’s proposed dissolution or liquidation, Change of Control or other similar transaction, as applicable. The Administrator will notify each Participant in writing or electronically, prior to the New Purchase Date, that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11.
20.    Amendment or Termination. (a)  The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 13) as soon as administratively practicable.
(b)    Without stockholder consent and without limiting Section 14(a) or Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)    altering the Purchase Price for any Offering Period or Purchase Period, including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)    shortening any Offering Period or Purchase Period by setting a New Purchase Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)    reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.
21.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.    Conditions Upon Issuance of Shares. (a)  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by Applicable Laws.
23.    Section 409A. Options granted under the 423 Component of the Plan are exempt from the application of Section 409A and any ambiguities herein will be interpreted to so be exempt from Section 409A. Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A under the short-term deferral exception or compliant with Section 409A and any ambiguities will be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with option to purchase Common Stock under the Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold such Participant harmless from any or all such taxes or penalties. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.
24.    Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board and (b) immediately prior to the effective date of the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission for the initial public offering of Common Stock (such later date, the “Effective Date”). It will continue in effect for a term of 20 years, unless terminated earlier under Section 20.
25.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. For the avoidance of doubt, failure to obtain a stockholder approval required by any non-U.S. jurisdiction will not impair the validity of the Plan in any other jurisdiction.
26.    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.
27.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, or would disqualify the Plan under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan, such provision shall be construed or deemed stricken as to such jurisdiction or Person and the remainder of the Plan shall remain in full force and effect.
28.    No Right to Continued Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or an Affiliate, as applicable. Further, the Company or an Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan, unless otherwise required pursuant to Applicable Laws.

29.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
30.    Headings and Construction. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”, and the word “or” shall not be deemed to be exclusive. Pronouns and other words of gender shall be read as gender-neutral. Words importing the plural shall include the singular and the singular shall include the plural. Unless otherwise specifically indicated, any law defined or referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor laws, and all rules and regulations promulgated thereunder. For the avoidance of doubt, where a term of the Plan is required by Section 423 of the Code, such term need not apply to the Non-423 Component of the Plan as determined in the sole discretion of the Administrator.